EXHIBIT 99.1

                [LETTERHEAD OF DYNAMIC MATERIALS CORPORATION]




                DMC BOARD APPOINTS NEW CHIEF EXECUTIVE OFFICER


FOR IMMEDIATE RELEASE
Wednesday, September 2, 1998

Contact: Joseph P. Allwein                Mark W. Jarman
         Acting Chief Executive Officer   New Business Development
         Dynamic Materials Corporation    Dynamic Materials Corporation
         303-604-3923                     303-604-3923

         Richard A. Santa
         Chief Financial Officer
         Dynamic Materials Corporation
         303-604-3938

LAFAYETTE, CO--Dynamic Materials Corporation, (Nasdaq: BOOM), 'DMC,' today announced that Paul Lange has resigned as president and CEO of the company.

Effective immediately, Joseph P. Allwein has been named as the acting president and chief executive officer of the company.

"We are fortunate that someone of Joe's caliber came to DMC through the acquisition of Spin Forge earlier this year," said David Bartlett, a member of the board of directors. "Joe is an outstanding leader, manager and communicator." Bartlett continued, "The rest of the team is excited about supporting Joe, and they welcome his team-oriented style of management. Joe has demonstrated his ability to implement a growth strategy, and the board enthusiastically supports



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this change." Bartlett also added, "I wish to acknowledge the board's appreciation of Paul Lange's contribution to the company."

Allwein, 46, has been serving as vice president and general manager of Spin Forge, a division of the company since March of 1998, when DMC acquired certain assets of Spin Forge, LLC for which Mr. Allwein was the president since 1996. From 1991 to 1996, Mr. Allwein was president of Hoover Containment Systems, Inc.
(HCS), a subsidiary of Hoover Group, Inc. (Hoover), Mr. Allwein served as the president and principal shareholder of HCS, then known as "Lube Cube, Inc.," from 1998 until its acquisition by Hoover in 1991. Mr. Allwein also spent 12 years in the Finance and Accounting departments at Bethlehem Steel.

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